SUBSCRIPTION TO COMBUSTION LITIGATION PRELIMINARY
             SETTLEMENT AGREEMENT SETTING FORTH SPECIFIC TERMS OF
            THE SETTLEMENT BETWEEN AVONDALE AND THE PLAINTIFF CLASS

     1. Avondale Industries, Inc. ("Avondale") has agreed to fully and completely settle all claims by the Plaintiff Class for the sum of $24,000,000, plus interest at the rate of 8% per annum from date of entry of judgment until paid, payable as detailed below and subject to the limitations described below. For purposes of this addendum and the Preliminary Settlement Agreement ("PSA") itself, the term "Related Parties" shall mean any and all of Avondale's representatives, agents, parent or subsidiary companies or corporations, affiliated companies or corporations as defined in 15 U.S.C. 80a-2, all brother or sister corporations (that is, all such entities that share a common parent with Avondale), predecessors in interest, successors in interest, and all of their employees, officers, shareholders, and directors, and any other person, firm, corporation or entity not heretofore named in this proceeding as a defendant or third-party defendant for which Avondale may be liable concerning the subject matter of the Combustion Litigation. The term Related Parties shall not include any party presently named as a defendant or third party defendant in these proceedings who is not a Compromising Party. Notwithstanding the definition of "Related Parties" contained in the PSA, for purposes of the PSA (insofar as it pertains to Avondale) and this addendum, the term "Related Parties" shall not include the insurers of Avondale or its Related Parties.

     By execution of this Subscription and attachment to the Preliminary Settlement Agreement, Avondale stipulates to entry of judgment ("the judgment") granting judgment in favor of the Plaintiff Class and against Avondale Industries, Inc., in the sum of $24,000,000, plus interest at the rate of 8% per annum from date of entry of judgment until paid, subject to the terms of the PSA, all exhibits to the PSA, and all judgments or orders of any Court in the Combustion Litigation approving and incorporating the PSA and subject to the terms of this Subscription, and in accordance with the following terms:

     A. Avondale will pay the sum of $4,000,000 cash or check into the Settlement Fund established by the PSA within thirty (30) days of the Court's preliminary approval thereof.

     B. Avondale will execute a note in favor of the Plaintiff Class, payable through the Settlement Fund and in the form attached hereto, in the sum of $2,000,000 bearing interest at the rate of 8% per annum, due 18 months from the Court's preliminary approval of the PSA, to be delivered to the escrow agent of the Settlement Fund within thirty (30) days of the preliminary approval of the PSA.

     C. Avondale assigns, pledges and transfers to the Plaintiff Class all of Avondale's rights, titles and interests in the proceeds of any and all primary, excess and umbrella insurance policies that may provide coverage to Avondale for the tort claims asserted in the Combustion Litigation. Except as specifically set forth in subparagraph D(2) or D(3) below, the balance of the $24,000,000, plus interest at the rate of 8% per annum from date of entry of judgment until paid, shall be paid and payable solely out of the proceeds of the litigation against Avondale's insurers connected to the tort claims made in the Combustion Litigation, whether by way of the assignment, pledge and transfer contained herein, the direct action that has been filed by the PSC and the Plaintiff Class, or otherwise (hereinafter sometimes referred to as "the litigation against Avondale's insurers"). The Plaintiff Class will be paid first, through the escrow agent of the Settlement Fund, all amounts recovered from Avondale's insurers (whether by way of the principal judgment or interest thereon) up to and including the sum of $18,000,000 plus the interest carry as defined below, and any recovery from Avondale's insurers (whether by way of the principal judgment or interest thereon) in excess of $18 million plus the interest carry as defined below will be paid 50% to the Plaintiff Class, through the escrow agent of the Settlement Fund, and 50% to Avondale. Except as specifically provided herein, neither Avondale, the Related Parties to Avondale, nor the Plaintiff Class will be liable to the others for interest on the obligations set forth in this subparagraph C. The term "interest carry" shall mean an amount equal to interest computed at the rate of 8% per annum on the sum of $6 million, with said interest computed from the date of preliminary approval of the PSA.

          Nothing in this subscription shall affect, and Avondale expressly retains and reserves all rights, titles and interests in and to the claims, causes of action and proceeds of any and all of these policies that may provide coverage to Avondale for the costs incurred by Avondale associated with the remediation of the Combustion Site and/or the CERCLA cost recovery claims asserted in the Combustion Litigation.

          Neither Avondale nor the Related Parties to Avondale shall have any responsibility for payment of any costs and/or legal fees associated with the litigation against Avondale's insurers incurred subsequent to the date of the Preliminary Settlement Agreement. However, nothing herein shall cause the PSC or the Plaintiff Class to become liable for the payment of legal fees incurred independently and exclusively by Avondale in pursuit of its right to recover for the costs incurred by Avondale associated with the remediation of the Combustion Site and/or CERCLA cost recovery claims asserted in the Combustion Litigation.

     D. (1) Despite the assignment, pledge and transfer by Avondale to the Plaintiff Class of its rights to the proceeds of its applicable insurance policies for the tort claims, Avondale nevertheless remains liable for the remaining sum of $18,000,000 necessary to satisfy the full judgment of $24,000,000. However, in consideration of the above agreements and promises, it is stipulated and covenanted that the Plaintiff Class will not execute on the judgement against Avondale and will not execute on the judgment against any of the Related Parties to Avondale if the sums detailed in subparagraphs 1.A. and 1.B. above are paid and if the litigation against Avondale's insurers results in a judgment (including judicial interest) or settlement equal to or greater than $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA, in which event neither the PSC nor the Plaintiff Class shall execute on its judgment. Any settlement with Avondale's insurers related to the claims made in the litigation against Avondale's insurers or any other settlement with Avondale's insurers related to the tort claims asserted in the Combustion Litigation that is in excess of $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA may be entered into at the sole discretion of the Plaintiffs' Steering Committee and the Plaintiff Class without Avondale's prior consent or agreement, and Avondale grants to the Plaintiffs' Steering Committee and the Plaintiff Class full authority and consent to enter into any such settlement with its insurers.

          (2) If the litigation against Avondale's insurers results in a judgment (including judicial interest) of less than $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA, then he Plaintiff Class may execute on its judgment only to the extent necessary to obligate Avondale to pay the Plaintiff Class, in addition to those sums set forth in Subparagraphs 1.A. and 1.B. above, the difference between $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA and the amount of the judgment (including judicial interest).

          (3) If the litigation against Avondale's insurers results in a settlement for less than $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA, which settlement may not be entered into without Avondale's expressly stated written approval, then the Plaintiff Class may execute on its judgment only to the extent necessary to obligate Avondale to pay the Plaintiff Class the difference between $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA and the amount of the settlement. If the Plaintiff Class settles the litigation against Avondale's insurers for less than $6,000,000 plus interest at the rate of 8% per annum from the date of preliminary approval of the PSA without Avondale's expressly stated written approval, then the Plaintiff Class may not execute on the judgment, and neither Avondale nor the Related Parties to Avondale shall have any further obligation to the Plaintiff Class.

          (4) In no event shall the PSC or the Plaintiff Class execute on the judgment without giving Avondale reasonable advance notice of its intention to do so.

     E. It is understood and agreed that Avondale shall have no personal obligation to fund the payment of any amount to the Plaintiff Class other than the amounts specifically set forth in subparagraphs 1.A., 1.B., and, if required by the terms of this subscription, subparagraph 1.D.(2) or 1.D.(3), the intention of the covenant by the PSC and the Plaintiff Class not to execute on the judgment being that, while Avondale remains liable for all amounts, it will have no personal obligation to pay (and its assets, other than the insurance rights specifically assigned, transferred and pledged herein, shall not be used to satisfy or be subject to execution for satisfaction of) any amount in excess of the amounts specifically set forth in subparagraphs 1.A., 1.B., and, if required by the terms of this subscription, subparagraph 1.D.(2) or 1.D.(3). That is, Avondale shall not be obligated, either conditionally or unconditionally, to fund payments to the Plaintiff Class other than the $4,000,000 cash payment set forth in subparagraph 1.A., the $2,000,000 note set forth in subparagraph 1.B., and the conditional $6,000,000. Any other payment obligations to the Plaintiff Class shall be payable solely out of the proceeds of a recovery from Avondale's insurers for the tort claims, with no further contribution from Avondale. More specifically, without limitation, Avondale shall not be obligated to pay for or fill in any gaps in the excess insurance coverage, and the Class and the Class members will not attempt to execute or to collect any judgment or any portion of any judgment against Avondale's insurers to the extent and in the manner that the execution or collection of the judgment or any portion thereof would create in the judgment debtor any right to recover from Avondale or its Related Parties in such a manner as to cause Avondale to fund any amount in excess of the specific funding obligations set forth in subparagraphs 1.A., 1.B., and, if required by the terms of this subscription, subparagraph 1.D.(2) or 1.D.(3).

     2. In furtherance of this agreement and after a diligent, good faith review of its records and other information reasonably available to it, Avondale has by separate correspondence identified to the PSC the insurance policies that Avondale believes were in force and effect during the time periods pertinent to the Combustion Litigation. However, the identification and listing of those policies, or the failure to list or identify any policy or policies, is not intended to modify or limit the broad language of the assignment contained herein. Avondale makes no warranty or representation whatsoever as to the nature, extent or amount of the coverage provided by any policies, it being expressly understood and agreed that the Plaintiff Class and the PSC have relied exclusively upon the analysis and opinions of their own attorneys and experts to evaluate the coverage provided by the listed policies.

    3. Avondale warrants that it has duly placed its insurers on notice of the claims of the Plaintiff Class and has placed the insurers on notice of the proposed settlement, and has recommended that the settlement of $24,000,000, plus interest at the rate of 8% per annum from date of entry of judgment until paid, is a fair, reasonable and just settlement, but that the insurers have declined to participate in settlement.

    4. Now in further consideration of this subscription to the Preliminary Settlement Agreement, Avondale hereby assigns, pledges and transfers to the Plaintiff Class all of its rights, titles and interests in and to the proceeds which may be derived from any policies of insurance in Avondale's favor for the time periods in question with respect to the tort claims asserted in the Combustion Litigation and assigns, pledges and transfers to the Plaintiff Class all further claims, demands and causes of action of whatever nature or kind which Avondale has or may have against its insurers (primary, excess or umbrella) arising out of or related to or connected with the tort claims asserted in the Combustion Litigation and/or the referenced policies of insurance, including claims for penalties, interest and attorney's fees, but expressly excluding any claims related to or arising out of the costs incurred by Avondale associated with the remediation of the Combustion Site and/or CERCLA or LEQA cost recovery litigation related thereto.

    5. In light of the insurers' refusal to provide coverage and/or to participate in settlement, it may become necessary to file declaratory judgment actions, third party claims and/or other suits or claims against the insurers. It is agreed that the prosecution of such a declaratory judgment action, third party claim or other claim or suit against Avondale's insurers, whether in the United States District Court for the Western District of Louisiana, or in any other court or proceeding, may be pursued in the name of Avondale, at the cost of the Plaintiff Class. Avondale agrees to provide reasonable cooperation in the pursuit of such claims, including but not limited to making witnesses available, providing documents and otherwise assisting and consulting with the Plaintiffs' Steering Committee. The Plaintiffs' Steering Committee agrees that it will consult reasonably with Avondale with regard to strategy decisions affecting the course of any litigation pursued in the name of Avondale.

          Avondale agrees that subject to prior notification to it, the Plaintiff Class may file and pursue any such tort claims or suits against Avondale's insurers in the name of Avondale. To the extent that such representation of Avondale by the Plaintiffs' Steering Committee may present an actual or potential conflict of interest, the parties hereto expressly waive any objection to any such conflict of interest.

    6. In the event of a settlement with Avondale's insurers made in accordance with the terms of this subscription, Avondale agrees to release and dismiss with prejudice its tort claims and suits against its insurers and, in order to effect such settlement, Avondale agrees to execute any necessary settlement agreements, receipts, releases and motions of dismissal that reasonably may be necessary to effectuate the terms of the settlement.
Except as specifically set forth in this subscription and subject to the other terms of this subscription, any and all proceeds obtained through such settlement with Avondale's insurers connected with the tort claims asserted in the Combustion Litigation and resulting from the litigation against Avondale's insurers (except as set forth below) shall be the exclusive property of the Plaintiff Class, as is provided in the above pledge, assignment and transfer of its insurance proceeds by Avondale to the Plaintiff Class. Settlement of the tort claims by the Plaintiff Class shall not affect Avondale's CERCLA cost recovery claims in any manner and the proceeds of any settlement of the CERCLA cost recovery claims shall be the exclusive property of Avondale, as is provided in subparagraph 1.C.

    7. Avondale and the Plaintiffs' Steering Committee hereby warrant, agree and stipulate that this subscription to the Preliminary Settlement Agreement is in fact a good faith settlement.

    8. The PSC and the Plaintiff Class agree to diligently pursue the litigation contemplated by this subscription, and agree that they shall neither move to dismiss (except in connection with a settlement made in accordance with the foregoing) or abandon such litigation without first notifying Avondale and obtaining Avondale's written consent. If, after receiving such notice Avondale so requests, the Plaintiff Class shall assign, pledge, and transfer to Avondale the rights, titles and interests assigned herein by Avondale to the Plaintiff Class.

    9. Provided that Avondale makes the payments set forth in subparagraphs 1.A. and 1.B. above, neither the PSC nor the Class shall record or cause to be recorded any judgment contemplated by this subscription or by the PSA in such a manner as to create a mortgage or lien affecting Avondale or its Related Parties or any of their respective properties or other assets. If, notwithstanding this provision, such a mortgage or lien is created, the Plaintiff Class is irrevocably obligated to execute such releases or other instruments as may be prepared and presented by Avondale or its Related Parties in order to release or terminate such mortgage or lien, and the Plaintiff Class hereby irrevocably appoints Liaison Counsel for the PSC, Calvin C.Fayard, Jr., or any successor Liaison Counsel for the PSC that may be appointed by the Court, as agent and attorney for the PSC to execute such releases or other instruments.

    10. Upon request of Avondale, after satisfaction of the obligations undertaken by Avondale, whether by payment or by way of settlement with or judgment against Avondale's insurers, as set forth in this subscription, the PSC, through its Liaison Counsel, Calvin C. Fayard, Jr., or any successor Liaison Counsel for the PSC that may be appointed by the Court, shall execute a motion for issuance by the Clerk of Court of a Satisfaction of Judgment with regard to Avondale.

    This subscription to the Combustion Litigation Preliminary Settlement Agreement has been executed on the date indicated below by the duly authorized representative of Avondale Industries, Inc. subject to and in accordance with the terms and conditions of the Preliminary Settlement Agreement.

                                              AVONDALE INDUSTRIES, INC.



                                              BY: /s/ R. DEAN CHURCH
                                                  ------------------
                                                  R. Dean Church

                                              Date: 7/21/95
                                                    ----------------


    This subscription to the Combustion Litigation Preliminary Settlement Agreement is accepted subject to and in accordance with the Preliminary Settlement Agreement.

                                        THE PLAINTIFFS' STEERING COMMITTEE


                                        BY: /s/ CALVIN C. FAYARD, JR.
                                            -------------------------
                                            Calvin C. Fayard, Jr.

                                        Date: July 24, 1995
                                              -----------------------